YP.NET FILES LAWSUIT AGAINST STOCKLEMON.COM

ALLEGES LIBEL, SLANDER AND INTERFERENCE WITH CONTRACTUAL RELATIONSHIPS AND EXPECTANCIES

MESA, Ariz.--Jan. 9, 2004--YP.Net Inc.(TM)(OTC BB: YPNT), a leading provider of Internet Yellow Pages and related services, today announced that it has filed a lawsuit in the United States District Court for the District of Arizona against Stocklemon.com. The lawsuit states that the Internet publication has sought to intentionally damage YP.Net's value and relationships in order to artificially drive down the price of YP.Net stock "for the personal gain of those involved in the defamation and libel,"

The lawsuit, which was filed by the Phoenix-based firm of Lewis and Roca, charges that Stocklemon.com wantonly published false and defamatory statements about the Company. Among other things, Stocklemon.com intentionally lied by stating that YP.Net's "largest shareholder" was "wanted by the U.S. Government." This is false and outrageous, according to the lawsuit; YP.Net's largest shareholders are corporations, not individuals. In bold print, Stocklemon.com article stated that YP.Net was involved in money laundering and fraud. This is equally false and outrageous, the lawsuit says

According to the lawsuit, Stocklemon.com falsely asserted that a certain individual was affiliated with the Company and was currently subject to "extradition" to the United States for "money laundering, tax evasion, and fraud." The truth, however, is that the Company has no affiliation with the alleged individual and Stocklemon.com knew this before they published the lie, according to the lawsuit.

In addition, the lawsuit says that Stocklemon.com misinformed the public about the identity of the President of YP.Net, falsely stated an executive had admitted to violating consumer protection laws in three States, falsely stated that the CEO and Chairman of the Company had two bankruptcies in ten years and then falsely claimed he had been charged with operating a Ponzi scheme.

Stocklemon.com also misled the public about the financial condition of the Company, when, according to the lawsuit, the truth had been accurately reported to the Securities and Exchange Commission in the Company's most recent 10-KSB filed on December 31, 2003. Stocklemon.com tries to paint the picture that YP.Net has insufficient funds to pay its tax liability of $2.2 Million as of September 30, 2003. When in reality, the Company had cash on hand of approximately $2.4 Million plus approximately $7.3 Million of accounts receivable, all of which are generally collected within sixty to ninety days, for a total of approximately $9.7 million available to pay for its operations as well as its reported tax liability of approximately $2.7 Million. This tax liability is not due until after such accounts receivable are collected. In fact, the Company has paid its required estimated tax liability that was due on December 15, 2003.

George L. Paul, partner at Lewis and Roca, LLP, stated, "YP.Net will not tolerate the defamatory actions of Stocklemon.com that have created a complete false picture of the Company and have seriously damaged its reputation with its investors, its loyal customers, its employees, vendors and its other stakeholders."


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In contrast to the Stocklemon.com article, which fails to note the positive fundamental financial performance of the Company, which hasn't changed, the lawsuit notes that the following facts about YP.Net: The Company has over 222,000 paying advertisers as of September 30th, 2003. It has over 250,000 page views per day and through its relationships provides over 160 million pages views of distributions per month for its advertisers. YP.Net offers a 120-day trial period and strives for 100% customer satisfaction by verifying each sale and proactively building a Mini-WebPage(TM) with the advertiser so that it can get its message out to prospective customers. YP.Net has posted 15 consecutive quarters of profitability; is virtually debt free; and is able to fund its entire operation from cash flow generated from operations. The Company employs more than 100 team members, the vast majority of whom are shareholders; has thousands of other shareholders; complies with Federal and State regulations; pays income taxes; has donated tens of thousands of dollars to recognized charities and is a good corporate citizen.

Moreover, YP.Net has just completed the most successful year in the company's history, achieving a 144-percent increase in net revenues to $30.8 million and a 114-percent increase in net income to $7.9 million for the year, compared to $3.7 million for the prior year. These results reflect the 125 percent increase in customers from 255,376 Internet Advertising Package customers from approximately 113,565 IAP customers at Sept. 30, 2002.

YP.Net is seeking to recover punitive damages for libel and slander, and for interference with contractual relationships and expectancies resulting from the publication of this article.

About YP.Net Inc.

YP.Net Inc., a leading provider of Internet-based Yellow Pages services, offers an Internet Advertising Package ("IAP") that includes a Mini-WebPage(TM) and Preferred Listing through its Yellow Pages Web site at www.YP.com. The company's Web site contains listings for approximately 18 million businesses in the United States and 150 million individuals in the United States and Canada. As of Sept. 30, 2003, YP.Net Inc. has 255,376 IAP advertisers.

YP.Net also provides an array of other Internet services that complement its Yellow Pages Web site, including an Internet Dial-Up Package(TM) (dial-up Internet access) and QuickSite(TM) (Web site design & hosting services).

YP.Net is a longstanding member, exhibitor and sponsor of the two major Yellow Pages trade associations -- Yellow Page Integrated Media Association (YPIMA), the major trade association of Yellow Pages publishers throughout the world, and the Association of Directory Publishers (ADP), which mostly represents independent Yellow Pages publishers. YP.Net Inc. is based in Mesa, Ariz. For more information, visit the Web site at www.YP.com.


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Contact:
     YP.Net Inc., Mesa
     Roger Bedier, 480-654-9646, ext. 1239
     Fax: 480-654-9747


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